Exhibit 99.1

AngioDynamics Reports Fiscal Year 2025 First Quarter Financial Results

LATHAM, N.Y.--(BUSINESS WIRE)— Oct. 3, 2024-- AngioDynamics, Inc. (NASDAQ: ANGO), a leading and transformative medical technology company focused on restoring healthy blood flow in the body’s vascular system, expanding cancer treatment options, and improving quality of life for patients, today announced financial results for the first quarter of fiscal year 2025, which ended August 31, 2024.

Fiscal Year 2025 First Quarter Highlights

	Quarter Ended August 31, 2024	Pro Forma* YoY Growth
Net Sales	$67.5 million	1.1%
Med Tech Net Sales	$28.0 million	8.7%
Med Device Net Sales	$39.5 million	(3.6)%

•	GAAP gross margin of 54.4%
•	GAAP loss per share of $0.31
•	Adjusted loss per share of $0.11
•	Submitted for FDA 510(k) clearance for Prostate Tissue indication for NanoKnife
•	Received CE Mark Approval in Europe for the Auryon System
•	Initiated RECOVER-AV Clinical Trial in Europe for AlphaVac

*Pro forma results exclude the Dialysis and BioSentry businesses divested in June 2023 and the PICC and Midline product portfolios divested in February 2024, as well as the discontinued Radiofrequency and Syntrax products in February 2024.

"We are pleased with our strong start to fiscal year 2025, particularly in our Med Tech segment, with Auryon and AlphaVac both delivering over 20% growth in the quarter," commented Jim Clemmer, President and Chief Executive Officer of AngioDynamics, Inc. "We continue to view 2025 as an inflection point in the trajectory of our business. We expect to continue to deliver strong revenue growth within our Med Tech business as we execute on key commercial initiatives. We remain focused on executing our growth strategy and advancing our innovative product portfolio."

Fiscal Year 2025 First Quarter Financial Results

Unless otherwise noted, all financial metrics and growth rates presented below are on a pro forma basis.

Net sales for the first quarter of fiscal year 2025 were $67.5 million, an increase of 1.1% compared to the prior-year quarter.

Med Tech net sales were $28.0 million, an 8.7% increase from $25.7 million in the prior-year period. Med Tech includes the Auryon peripheral atherectomy platform, the thrombus management platform, which includes the AlphaVac and AngioVac mechanical thrombectomy systems, and the NanoKnife irreversible electroporation platform.

Growth was driven by Auryon sales during the quarter of $13.7 million, which increased 24.9% and AlphaVac sales of $2.2 million, an increase of 21.1% over the prior year.  NanoKnife sales were $5.1 million during the quarter, a decrease of 6.9% compared to the prior year period, primarily due to the timing of international orders during last year.

Med Device net sales were $39.5 million, a decrease of 3.6% compared to $41.0 million in the prior-year period.  U.S. net sales of Med Device products grew 2.1% during the first quarter compared to last year.

U.S. net sales in the first quarter of fiscal 2025 were $59.5 million, an increase of 6.2% from $56.0 million a year ago. International net sales were $8.0 million, a decrease of 25.4%, compared to $10.7 million a year ago, primarily due to the timing of international orders during last year.

Gross margin for the first quarter of fiscal 2025 was 54.4%, which was 40 basis points down compared to the first quarter of fiscal 2024, and 10 basis points sequentially up from 54.3% in the fourth quarter of fiscal 2024.

Gross margin for the Med Tech business was 63.3%, a decrease of 160 basis points from the first quarter of fiscal 2024 due to increased capital placements and inflationary costs. Gross margin for the Med Device business was 48.2%, a decrease of 40 basis points compared to the first quarter of fiscal 2024 due to inflationary pressures and costs associated with the transition to outsourced manufacturing.

The Company recorded a GAAP net loss of $12.8 million, or a loss per share of $0.31, in the first quarter of fiscal 2025. Excluding the items shown in the non-GAAP reconciliation table below, adjusted net loss for the first quarter of fiscal 2025 was $4.4 million, or a loss per share of $0.11. This compares to an adjusted net loss during the fiscal first quarter of 2024 of $6.2 million, or a loss per share of $0.16.

Adjusted EBITDA in the first quarter of fiscal 2025, excluding the items shown in the  non-GAAP reconciliation table below, was $(0.2) million, compared to $(1.1) million in the first quarter of fiscal 2024.

In the first quarter of fiscal 2025, the Company used $18.3 million in operating cash.  The Company’s first fiscal quarter has historically exhibited the highest utilization of cash and the first quarter of fiscal 2025 was in line with the Company’s expectations.

At August 31, 2024, the Company had $55.0 million in cash and cash equivalents compared to $76.1 million in cash and cash equivalents at May 31, 2024.

NanoKnife System's PRESERVE Study Results Submitted for FDA 510(k) Clearance

In September, the Company submitted results from its Pivotal Study of the NanoKnife System for Ablation of Prostate Tissue in an Intermediate-Risk Patient Population (PRESERVE) to the U.S. Food and Drug Administration (FDA) for 510(k) indication of its NanoKnife System in the ablation of prostate tissue in an intermediate-risk population. The comprehensive study enrolled and treated 121 patients across 17 facilities throughout the United States.

CE Mark Approval in Europe for the Auryon System

Prior to the end of the quarter AngioDynamics received European CE Mark approval for its Auryon Atherectomy System. This regulatory approval allows AngioDynamics to market the Auryon System in Europe for the treatment of Peripheral Artery Disease (PAD), including Critical Limb Ischemia (CLI) and In-Stent Restenosis (ISR). The Auryon System uses solid-state laser technology to treat PAD lesions and occlusions. It has been cleared by the FDA since 2020 and has treated over 50,000 patients in the United States. The system is designed to treat lesions of various types, lengths, and locations, both above and below the knee. This CE Mark approval expands AngioDynamics' potential market reach, as the global PAD market is valued at $1.1 billion.

RECOVER-AV Clinical Trial

Subsequent to the end of the first fiscal quarter, the Company initiated its RECOVER-AV clinical trial, marking a significant step in evaluating the AlphaVac F18⁸⁵ System for treating acute, intermediate-risk pulmonary embolism (PE) in the European market. This multi-center, multi-national study will assess the efficacy, safety, and long-term functional outcomes of the system across up to 20 hospital sites in Europe. Following the successful APEX-AV study in the United States, RECOVER-AV aims to further demonstrate the system's capabilities in a region where PE prevalence is notably higher. The trial will track patient outcomes over a 12-month period, focusing on key efficacy and safety endpoints.

Fiscal Year 2025 Financial Guidance

For fiscal year 2025, the Company continues to expect:

•	Net sales to be in the range of $282 to $288 million, representing growth of between 4.2% – 6.4% over fiscal 2024 pro forma revenue of $270.7 million
•	Med Tech net sales are expected to grow in the range of 10% to 12%
•	Med Device net sales are expected to grow in the range of 1% to 3%
•	Gross margin to be approximately 52% to 53%
•	Adjusted EBITDA loss of $2.5 million to $0, compared to a pro forma adjusted EBITDA loss of $3.2 million in fiscal year 2024
•	Adjusted loss per share in the range of $0.38 to $0.42, compared to pro forma adjusted loss per share of $0.45 in fiscal year 2024

Conference Call

The Company’s management will host a conference call at 8:00 a.m. ET the same day to discuss the results. To participate in the conference call, dial 1-877-407-0784 (domestic) or +1-201-689-8560 (international).

This conference call will also be webcast and can be accessed from the “Investors” section of the AngioDynamics website at www.angiodynamics.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

A recording of the call will also be available, until Thursday, October 10, 2024 at 11:59 PM ET. To hear this recording, dial 1-844-512-2921 (domestic) or +1-412-317-6671 (international) and enter the passcode 13748896.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics' business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported pro forma results, adjusted EBITDA, adjusted net income and adjusted earnings per share. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics' performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics' underlying business. Management encourages investors to review AngioDynamics' financial results prepared in accordance with GAAP to understand AngioDynamics' performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics' financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics, Inc.

AngioDynamics is a leading and transformative medical technology company focused on restoring healthy blood flow in the body’s vascular system, expanding cancer treatment options and improving quality of life for patients.

The Company’s innovative technologies and devices are chosen by talented physicians in fast-growing healthcare markets to treat unmet patient needs. For more information, visit www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics' expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects," "reaffirms," "intends," "anticipates," "plans," "believes," "seeks," "estimates," "projects," "optimistic," or variations of such words and similar expressions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ materially from AngioDynamics' expectations, expressed or implied. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the scale and scope of the COVID-19 global pandemic, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, infringement of AngioDynamics' technology or assertions that AngioDynamics' technology infringes the technology of third parties, the ability of AngioDynamics to effectively compete against competitors that have substantially greater resources, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions (including inflation, labor shortages and supply chain challenges including the cost and availability of raw materials), the results of on-going litigation, challenges with respect to third-party distributors or joint venture partners or collaborators, the results of sales efforts, the effects of product recalls and product liability claims, changes in key personnel, the ability of AngioDynamics to execute on strategic initiatives, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to obtain regulatory clearances or approval of its products, or to integrate acquired businesses, as well as the risk factors listed from time to time in AngioDynamics' SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2024. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, the NanoKnife System has received a 510(k) clearance by the Food and Drug Administration for use in the surgical ablation of soft tissue and is similarly approved for commercialization in Canada, the European Union and Australia. The NanoKnife System has not been cleared for the treatment or therapy of a specific disease or condition.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three Months Ended			Three Months Ended
	Actual (1)	Pro Forma Adjustments (2)	Pro Forma	As Reported (1)	Pro Forma Adjustments (2)	Pro Forma
	Aug 31, 2024	Aug 31, 2024	Aug 31, 2024	Aug 31, 2023	Aug 31, 2023	Aug 31, 2023
		(unaudited)			(unaudited)

Net sales	$67,491	9	$67,500	$78,679	(11,935)	$66,744
Cost of sales (exclusive of intangible amortization)	30,767	(2)	30,765	38,619	(8,482)	30,137
Gross profit	36,724	11	36,735	40,060	(3,453)	36,607
% of net sales	54.4%		54.4%	50.9%		54.8%

Operating expenses
Research and development	6,285	—	6,285	7,941	(207)	7,734
Sales and marketing	25,605	—	25,605	27,368	(1,487)	25,881
General and administrative	10,975	—	10,975	10,856	(1)	10,855
Amortization of intangibles	2,570	—	2,570	3,625	(964)	2,661
Change in fair value of contingent consideration	76	—	76	(130)	—	(130)
Acquisition, restructuring and other items, net	4,311	154	4,465	3,212	(22)	3,190
Total operating expenses	49,822	154	49,976	52,872	(2,681)	50,191
Gain on sale of assets	—	—	—	47,842	(47,842)	—
Operating income (loss)	(13,098)	(143)	(13,241)	35,030	(48,614)	(13,584)
Interest income, net	606	—	606	119	—	119
Other expense, net	(173)	—	(173)	(288)	—	(288)
Total other income (expense), net	433	—	433	(169)	—	(169)
Income (loss) before income tax benefit	(12,665)	(143)	(12,808)	34,861	(48,614)	(13,753)
Income tax expense (benefit)	133	—	133	(11,023)	—	(11,023)
Net income (loss)	$(12,798)	$(143)	$(12,941)	$45,884	$(48,614)	$(2,730)

Earnings (loss) per share
Basic	$(0.31)		$(0.32)	$1.15		$(0.07)
Diluted	$(0.31)		$(0.32)	$1.15		$(0.07)

Weighted average shares outstanding
Basic	40,653		40,653	39,842		39,842
Diluted	40,653		40,653	39,968		39,842

(1)  Reflects the Company's US GAAP consolidated financial statements before pro forma adjustments related to the sale of the Dialysis and BioSentry Businesses on June 8, 2023, the sale of the PICCs and Midlines Businesses on February 15, 2024 and the discontinuation of the RadioFrequency Ablation and Syntrax products ("the Businesses") as of February 29, 2024, for the three months ended August 31, 2024 and 2023.
(2) Reflects the elimination of revenues and expenses representing the operating results from the sales and discontinuation of the Businesses.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Net Income (Loss) to non-GAAP Adjusted Net Loss:

	Three Months Ended
	Aug 31, 2024	Aug 31, 2023
	(unaudited)

Net income (loss)	$(12,798)	$45,884

Amortization of intangibles	2,570	3,625
Change in fair value of contingent consideration	76	(130)
Acquisition, restructuring and other items, net (1)	4,311	3,212
Gain on sale of assets	—	(47,842)
Tax effect of non-GAAP items (2)	1,446	(9,580)
Adjusted net loss	$(4,395)	$(4,831)

Reconciliation of Diluted Earnings (Loss) Per Share to non-GAAP Adjusted Diluted Loss Per Share:

	Three Months Ended
	Aug 31, 2024	Aug 31, 2023
	(unaudited)

Diluted earnings (loss) per share	$(0.31)	$1.15

Amortization of intangibles	0.06	0.09
Change in fair value of contingent consideration	0.00	0.00
Acquisition, restructuring and other items, net (1)	0.10	0.08
Gain on sale of assets	—	(1.20)
Tax effect of non-GAAP items (2)	0.04	(0.24)
Adjusted diluted loss per share	$(0.11)	$(0.12)

Adjusted diluted sharecount (3)	40,653	39,842

(1)  Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.
(2) Adjustment to reflect the income tax provision on a non-GAAP basis has been calculated assuming no valuation allowance on the Company's U.S. deferred tax assets and an effective tax rate of 23% for the periods ended August 31, 2024 and 2023.
(3) Diluted shares may differ for non-GAAP measures as compared to GAAP due to a GAAP loss.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Three Months Ended
	Aug 31, 2024	Aug 31, 2023
	(unaudited)

Net income (loss)	$(12,798)	$45,884

Income tax expense (benefit)	133	(11,023)
Interest income, net	(606)	(119)
Depreciation and amortization	6,785	6,688
Change in fair value of contingent consideration	76	(130)
Stock based compensation	3,205	4,144
Acquisition, restructuring and other items, net (1)	3,042	3,212
Gain on sale of assets	—	(47,842)
Adjusted EBITDA	$(163)	$814

Per diluted share:
Adjusted EBITDA	$0.00	$0.02

(1)  Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Pro Forma Net Loss to Pro Forma Adjusted Net Loss:
	Pro Forma
	Three Months Ended
	Aug 31, 2024	Aug 31, 2023
	(unaudited)

Pro forma net loss	$(12,941)	$(2,730)

Amortization of intangibles	2,570	2,661
Change in fair value of contingent consideration	76	(130)
Acquisition, restructuring and other items, net (1)	4,465	3,190
Tax effect of non-GAAP items (2)	1,443	(9,176)
Adjusted pro forma net loss	$(4,387)	$(6,185)

Reconciliation of Pro Forma Diluted Loss Per Share to Pro Forma Adjusted Diluted Loss Per Share:
	Pro Forma
	Three Months Ended
	Aug 31, 2024	Aug 31, 2023
	(unaudited)

Pro forma diluted loss per share	$(0.32)	$(0.07)

Amortization of intangibles	0.06	0.07
Change in fair value of contingent consideration	0.00	0.00
Acquisition, restructuring and other items, net (1)	0.11	0.08
Tax effect of non-GAAP items (2)	0.04	(0.24)
Adjusted pro forma diluted loss per share	$(0.11)	$(0.16)

Adjusted diluted sharecount (3)	40,653	39,842

(1)  Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.
(2) Adjustment to reflect the income tax provision on a non-GAAP basis has been calculated assuming no valuation allowance on the Company's U.S. deferred tax assets and an effective tax rate of 23% for the periods ended August 31, 2024 and 2023.
(3) Diluted shares may differ for non-GAAP measures as compared to GAAP due to a GAAP loss.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Pro Forma Net Loss to Pro Forma Adjusted EBITDA:
	Pro Forma
	Three Months Ended
	Aug 31, 2024	Aug 31, 2023
	(unaudited)

Pro forma net loss	$(12,941)	$(2,730)

Income tax expense (benefit)	133	(11,023)
Interest income, net	(606)	(119)
Depreciation and amortization	6,785	5,682
Change in fair value of contingent consideration	76	(130)
Stock based compensation	3,205	4,058
Acquisition, restructuring and other items, net (1)	3,196	3,190
Adjusted EBITDA	$(152)	$(1,072)

Per diluted share:
Adjusted EBITDA	$0.00	$(0.03)

(1)  Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
ACQUISITION, RESTRUCTURING, AND OTHER ITEMS, NET DETAIL
(in thousands)

	Three Months Ended
(in thousands)	Aug 31, 2024	Aug 31, 2023
Legal (1)	$507	$1,817
Plant closure (2)	3,589	—
Transition service agreement (3)	(507)	(145)
Manufacturing relocation (4)	—	587
Other	722	953
Total	$4,311	$3,212

(1) Legal expenses related to litigation that is outside the normal course of business.
(2) Plant closure expense, related to the restructuring of our manufacturing footprint which was announced on January 5, 2024.
(3) Transition services agreements that were entered into with Merit and Spectrum.
(4) Expenses to relocate certain manufacturing lines out of Queensbury, NY.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three Months Ended			Three Months Ended
	Actual (1)	Pro Forma Adj. (2)	Pro Forma	As Reported (1)	Pro Forma Adj. (2)	Pro Forma	Actual			Pro Forma
	Aug 31, 2024	Aug 31, 2024	Aug 31, 2024	Aug 31, 2023	Aug 31, 2023	Aug 31, 2023	% Growth	Currency Impact	Constant Currency Growth	% Growth	Currency Impact	Constant Currency Growth
		(unaudited)			(unaudited)
Net Sales
Med Tech	$27,969	$—	$27,969	$25,860	$(131)	$25,729	8.2%			8.7%
Med Device	39,522	9	39,531	52,819	(11,804)	41,015	(25.2)%			(3.6)%
	$67,491	$9	$67,500	$78,679	$(11,935)	$66,744	(14.2)%	0.0%	(14.2)%	1.1%	0.0%	1.1%

Net Sales
United States	$59,481	$10	$59,491	$64,399	$(8,395)	$56,004	(7.6)%			6.2%
International	8,010	(1)	8,009	14,280	(3,540)	10,740	(43.9)%	0.0%	(43.9)%	(25.4)%
	$67,491	$9	$67,500	$78,679	$(11,935)	$66,744	(14.2)%	0.0%	(14.2)%	1.1%	0.0%	1.1%

(1)  Reflects the Company's US GAAP consolidated financial statements before pro forma adjustments related to the sale of the Dialysis and BioSentry Businesses on June 8, 2023, the sale of the PICCs and Midlines Businesses on February 15, 2024 and the discontinuation of the RadioFrequency Ablation and Syntrax products ("the Businesses") as of February 29, 2024, for the three months ended August 31, 2024 and 2023.
(2) Reflects the elimination of revenues and expenses representing the operating results from the sales and discontinuation of the Businesses.

GROSS PROFIT BY PRODUCT CATEGORY

(in thousands)

	Three Months Ended			Three Months Ended
	Actual (1)	Pro Forma Adj. (2)	Pro Forma	As Reported (1)	Pro Forma Adj. (2)	Pro Forma	Actual	Pro Forma
	Aug 31, 2024	Aug 31, 2024	Aug 31, 2024	Aug 31, 2023	Aug 31, 2023	Aug 31, 2023	% Change	% Change
	(unaudited)			(unaudited)
Med Tech	$17,697	$—	$17,697	$16,727	$(39)	$16,688	5.8%	6.0%
Gross profit % of sales	63.3%		63.3%	64.7%		64.9%

Med Device	$19,027	$11	$19,038	$23,333	$(3,414)	$19,919	(18.5)%	(4.4)%
Gross profit % of sales	48.1%		48.2%	44.2%		48.6%

Total	$36,724	$11	$36,735	$40,060	$(3,453)	$36,607	(8.3)%	0.3%
Gross profit % of sales	54.4%		54.4%	50.9%		54.8%

(1)  Reflects the Company's US GAAP consolidated financial statements before pro forma adjustments related to the sale of the Dialysis and BioSentry Businesses on June 8, 2023, the sale of the PICCs and Midlines Businesses on February 15, 2024 and the discontinuation of the RadioFrequency Ablation and Syntrax products ("the Businesses") as of February 29, 2024, for the three months ended August 31, 2024 and 2023.
(2) Reflects the elimination of revenues and expenses representing the operating results from the sales and discontinuation of the Businesses.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Aug 31, 2024	May 31, 2024
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$55,005	$76,056
Accounts receivable, net	39,563	43,610
Inventories	64,700	60,616
Prepaid expenses and other	13,326	12,971
Total current assets	172,594	193,253
Property, plant and equipment, net	34,377	35,666
Other assets	10,883	11,369
Intangible assets, net	75,774	77,383
Total assets	$293,628	$317,671
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$31,272	$37,751
Accrued liabilities	34,108	41,098
Current portion of contingent consideration	4,804	4,728
Other current liabilities	6,515	7,578
Total current liabilities	76,699	91,155
Deferred income taxes	4,626	4,852
Other long-term liabilities	15,721	16,078
Total liabilities	97,046	112,085
Stockholders' equity	196,582	205,586
Total Liabilities and Stockholders' Equity	$293,628	$317,671

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	Aug 31, 2024	Aug 31, 2023
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(12,798)	$45,884
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6,785	6,688
Non-cash lease expense	494	476
Stock based compensation	3,205	4,144
Gain on disposal of assets	—	(47,842)
Transaction costs for disposition	—	(2,427)
Change in fair value of contingent consideration	76	(130)
Deferred income taxes	(339)	(11,415)
Change in accounts receivable allowances	270	(78)
Fixed and intangible asset impairments and disposals	20	65
Write-off of other assets	—	869
Other	121	(9)
Changes in operating assets and liabilities:
Accounts receivable	3,784	3,157
Inventories	(4,053)	(4,574)
Prepaid expenses and other	(836)	(4,168)
Accounts payable, accrued and other liabilities	(14,982)	(16,539)
Net cash used in operating activities	(18,253)	(25,899)
Cash flows from investing activities:
Additions to property, plant and equipment	(1,092)	(791)
Additions to placement and evaluation units	(1,313)	(767)
Proceeds from sale of assets	—	100,000
Net cash (used in) provided by investing activities	(2,405)	98,442
Cash flows from financing activities:
Repayment of long-term debt	—	(50,000)
Payment of acquisition related contingent consideration	—	(10,000)
Repurchase of common stock	(552)	—
Proceeds from exercise of stock options and employee stock purchase plan	43	410
Net cash used in financing activities	(509)	(59,590)
Effect of exchange rate changes on cash and cash equivalents	116	13
Increase (decrease) in cash and cash equivalents	(21,051)	12,966
Cash and cash equivalents at beginning of period	76,056	44,620
Cash and cash equivalents at end of period	$55,005	$57,586